EXHIBIT 99.1

NewMarket Corporation Reports Third Quarter and First Nine Months 2025 Results

•Nine Months Petroleum Additives Operating Profit of $413 Million
•Nine Months Specialty Materials Operating Profit of $40 Million
•Third Quarter Net Income of $100 Million and Earnings per Share of $10.67
•Strong Operating Cash Flows During the First Nine Months
•Quarterly Dividend Increased by 9% to $3.00 per Share

Richmond, VA, October 30, 2025 – NewMarket Corporation (NYSE:NEU) Chairman and Chief Executive Officer, Thomas E. Gottwald, released the following earnings report of the Company’s operations for the third quarter and first nine months of 2025.

Net income for the third quarter of 2025 was $100.3 million, or $10.67 per share, compared to net income of $132.3 million, or $13.79 per share, for the same period last year. For the first nine months of 2025, net income was $337.5 million, or $35.78 per share, compared to $351.7 million, or $36.66 per share, for the same period in 2024.

Petroleum additives sales for the third quarter of 2025 were $649.1 million, compared to $663.0 million for the same period in 2024. Petroleum additives operating profit for the third quarter of 2025 was $131.3 million, compared to $157.5 million for the third quarter of 2024, which was a record quarter for this segment. The decrease in petroleum additives operating profit was primarily driven by one-time charges during the quarter, including those related to optimizing our global manufacturing network to become more efficient. A 4.1% decline in shipments between quarterly periods and an increase in technology investments also contributed to the decrease in petroleum additives operating profit. The decline in shipments was mainly driven by lubricant additives shipments, partially offset by an increase in fuel additives shipments.

Petroleum additives sales were $1.9 billion for the first nine months of 2025, compared to $2.0 billion for the same period in 2024. Petroleum additives operating profit for the first nine months of 2025 was $413.2 million, compared to $456.2 million in the same period last year. The drivers for the decrease in operating profit between these periods were consistent with those affecting the third quarter comparison discussed above. Shipments decreased 4.6% when comparing the first nine months of 2025 with the same period in 2024, driven by softness in the market and our strategic decision to examine and reduce low-margin business.

Specialty materials sales were $38.2 million for the third quarter of 2025, compared to $59.1 million for the third quarter of 2024. Specialty materials operating profit was $6.0 million for the third quarter of 2025, compared to operating profit of $16.0 million for the third quarter of 2024. The decrease in specialty materials operating profit was primarily driven by decreased volumes. As previously stated, we will see substantial variation in quarterly results for the specialty materials segment on an ongoing basis due to the nature of its business.

Specialty materials sales were $133.9 million for the first nine months of 2025, compared to $114.2 million for the first nine months of 2024. Specialty materials operating profit for the first nine months of 2025 was $39.7 million, compared to $16.0 million in the same period last year. Specialty materials sales and operating profit for the first nine months of 2024 reflect financial results since the acquisition of American Pacific Corporation (AMPAC) on January 16, 2024.

As previously announced, we expanded our investment in the specialty materials segment through the October 1, 2025 acquisition of Calca Solutions, LLC (Calca). Calca is the nation's leading producer of UltraPure and high-purity hydrazine, mission-critical propellants used in advanced aerospace and defense applications. Since 2024, through our acquisitions of AMPAC and Calca and our investments to expand capacity at both operations, we have committed approximately $1 billion to this resilient, high-technology specialty materials segment.

Our operations generated solid cash flows during the first nine months of 2025. We paid dividends of $77.7 million, repurchased common stock for $77.2 million, and funded capital expenditures of $49.6 million. Additionally, we reduced our long-term debt by $188.2 million (Net Debt by $213.2 million) during the first nine months of 2025, driving our Net Debt to EBITDA ratio down to 0.9 as of September 30, 2025.

The cash flows generated by operations enable us to continue to provide value to our shareholders through reinvestment in our businesses for growth and efficiency, acquisitions, share repurchases, and dividends. Earlier today, the Company's Board of Directors approved raising the quarterly dividend 9% from $2.75 per share on our common stock to $3.00 per share for the dividend that is payable January 2, 2026.

We are pleased with the performance of both our petroleum additives and specialty materials segments during the first nine months of 2025. We are experiencing impacts to the petroleum additives segment due to market softness and the uncertain global economic environment in which we operate. Nonetheless, we anticipate continued solid results from this segment. We will continue to focus on cost control and margin management, while advancing our initiatives to build a global manufacturing network that will enable more efficient product delivery to our customers in the years ahead. We are also excited about expanding production in the specialty materials segment to provide more capacity and a stronger supply chain for our customers, and we expect to see that capacity come online in the second half of 2026.

We continue to monitor the uncertain macroeconomic environment, particularly the changes in international trade relations and tariffs, and assess the potential impacts to our operations. Our dedicated team makes decisions to promote long-term value for our shareholders and customers, and remains focused on our long-term objectives. We believe the fundamentals of how we run our business - a long-term view, safety-first culture, customer-focused solutions, technology-driven product offerings, and world-class supply chain capability - will continue to be beneficial for all our stakeholders.

Sincerely,
Thomas E. Gottwald

The petroleum additives segment consists of the North America (the United States and Canada), Latin America (Mexico, Central America, and South America), Asia Pacific, and Europe/Middle East/Africa/India (Europe or EMEAI) regions. The specialty materials segment operates primarily in North America.

The Company has disclosed the non-GAAP financial measures EBITDA, Net Debt, and Net Debt to EBITDA, as well as the related calculations in the schedules included with this earnings release. EBITDA is defined as income from continuing operations before the deduction of interest and financing expenses, income taxes, depreciation (on property, plant, and equipment) and amortization (on intangibles and lease right-of-use assets). Net Debt is defined as long-term debt, including current maturities, less cash and cash equivalents. Net Debt to EBITDA is defined as Net Debt divided by EBITDA for the rolling four quarters ended as of the specified date. The Company believes that even though these items are not required by or presented in accordance with United States generally accepted accounting principles (GAAP), these additional measures enhance understanding of the Company’s performance and period to period comparability. The Company believes that these items should not be considered an alternative to our results determined under GAAP.

As a reminder, a conference call and webcast is scheduled for 3:00 p.m. ET on Friday, October 31, 2025, to review third quarter 2025 financial results. You can access the conference call live by dialing 1-877-545-0523 (domestic) or 1-973-528-0016 (international) and requesting the NewMarket conference call. To avoid delays, callers should dial in five minutes early. A teleconference replay of the call will be available until Friday, November 7, 2025, at 3:00 p.m. ET by dialing 1-877-481-4010 (domestic) or 1-919-882-2331 (international). The replay passcode number is 53053. The call will also be broadcast via the internet and can be accessed through the Company’s website at www.newmarket.com or www.webcaster5.com/Webcast/Page/2001/53053. A webcast replay will be available for 30 days.

NewMarket Corporation is a holding company operating through its subsidiaries, Afton Chemical Corporation (Afton), Ethyl Corporation (Ethyl), American Pacific Corporation (AMPAC), and Calca Solutions, LLC (Calca). The Afton and Ethyl companies develop, manufacture, blend, and deliver chemical additives that enhance the performance of petroleum products. AMPAC is a manufacturer of specialty materials primarily used in solid rocket motors for the aerospace and defense industries. Calca is the nation’s leading producer of UltraPure and high-purity hydrazine – essential, mission-critical propellants that enable advanced aerospace and defense applications. The NewMarket family of companies has a long-term commitment to its people, to safety, to providing innovative solutions for its customers, and to making the world a better place.

Some of the information contained in this press release constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although NewMarket’s management believes its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, there can be no assurance that actual results will not differ materially from expectations.

Factors that could cause actual results to differ materially from expectations include, but are not limited to, the availability of raw materials and distribution systems; disruptions at production facilities, including single-sourced facilities; hazards common to chemical businesses; the ability to respond effectively to technological changes in our industries; failure to protect our intellectual property rights; sudden, sharp, or prolonged raw material price increases; competition from other manufacturers; current and future governmental regulations; the loss of significant customers; termination or changes to contracts with contractors and subcontractors of the U.S. government or directly with the U.S. government; failure to attract and retain a highly-qualified workforce; an information technology system failure or security breach; the occurrence or threat of extraordinary events, including natural disasters, terrorist attacks, wars and health-related epidemics; risks related to operating outside of the United States, including tariffs and trade policy; political, economic, and regulatory factors concerning our products; the impact of substantial indebtedness on our operational and financial flexibility; the impact of fluctuations in foreign exchange rates; resolution of environmental liabilities or legal proceedings; limitation of our insurance coverage; our inability to realize expected benefits from investment in our infrastructure or from acquisitions, or our inability to successfully integrate acquisitions into our business; the underperformance of our pension assets resulting in additional cash contributions to our pension plans; and other factors detailed from time to time in the reports that NewMarket files with the Securities and Exchange Commission, including the risk factors in Part I, Item 1A. “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2024, which is available to shareholders at www.newmarket.com.

You should keep in mind that any forward-looking statement made by NewMarket in the foregoing discussion speaks only as of the date on which such forward-looking statement is made. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. We have no duty to, and do not intend to, update or revise the forward-looking statements in this discussion after the date hereof, except as may be required by law. In light of these risks and uncertainties, you should keep in mind that the events described in any forward-looking statement made in this discussion, or elsewhere, might not occur.

FOR INVESTOR INFORMATION CONTACT:

Timothy K. Fitzgerald
Investor Relations
Phone:	804.788.5555
Email:	investorrelations@newmarket.com

NEWMARKET CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS AND OTHER FINANCIAL INFORMATION
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net Sales:
Petroleum additives	$649,085	$663,014	$1,948,514	$2,010,104
Specialty materials	38,178	59,094	133,936	114,151
All other	3,048	2,839	7,316	7,656
Total	$690,311	$724,947	$2,089,766	$2,131,911
Segment operating profit:
Petroleum additives	$131,307	$157,468	$413,249	$456,196
Specialty materials	5,985	15,962	39,719	15,967
All other	(576)	(93)	(2,228)	(1,548)
Segment operating profit	136,716	173,337	450,740	470,615
Corporate unallocated expense	(5,692)	(3,953)	(16,992)	(13,495)
Interest and financing expenses	(8,374)	(14,157)	(29,809)	(45,721)
Other income (expense), net	12,959	13,944	43,471	38,459
Income before income tax expense	$135,609	$169,171	$447,410	$449,858
Net income	$100,269	$132,322	$337,462	$351,674
Earnings per share - basic and diluted	$10.67	$13.79	$35.78	$36.66

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per-share amounts, unaudited)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net sales	$690,311	$724,947	$2,089,766	$2,131,911
Cost of goods sold	480,667	481,107	1,423,145	1,453,251
Gross profit	209,644	243,840	666,621	678,660
Selling, general, and administrative expenses	43,944	42,124	132,350	129,329
Research, development, and testing expenses	35,024	32,193	100,574	92,056
Operating profit	130,676	169,523	433,697	457,275
Interest and financing expenses, net	8,374	14,157	29,809	45,721
Other income (expense), net	13,307	13,805	43,522	38,304
Income before income tax expense	135,609	169,171	447,410	449,858
Income tax expense	35,340	36,849	109,948	98,184
Net income	$100,269	$132,322	$337,462	$351,674
Earnings per share - basic and diluted	$10.67	$13.79	$35.78	$36.66
Cash dividends declared per share	$2.75	$2.50	$8.25	$7.50

NEWMARKET CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts, unaudited)

	September 30, 2025	December 31, 2024
ASSETS
Current assets:
Cash and cash equivalents	$102,455	$77,476
Trade and other accounts receivable, less allowance for credit losses	438,789	395,450
Inventories	512,168	505,426
Prepaid expenses and other current assets	47,731	51,203
Total current assets	1,101,143	1,029,555
Property, plant, and equipment, net	739,742	735,361
Intangibles (net of amortization) and goodwill	731,463	750,424
Prepaid pension cost	527,147	490,418
Operating lease right-of-use assets, net	78,868	71,253
Deferred charges and other assets	55,827	52,530
Total assets	$3,234,190	$3,129,541
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$265,778	$225,874
Accrued expenses	83,228	89,277
Dividends payable	21,573	22,037
Income taxes payable	18,529	15,798
Operating lease liabilities	16,908	15,337
Other current liabilities	4,471	6,155
Total current liabilities	410,487	374,478
Long-term debt	783,104	971,281
Operating lease liabilities - noncurrent	61,928	54,754
Other noncurrent liabilities	288,275	267,445
Total liabilities	1,543,794	1,667,958
Shareholders' equity:
Common stock and paid-in capital (with no par value; issued and outstanding shares - 9,397,122 at September 30, 2025 and 9,524,789 at December 31, 2024)	1,614	0
Accumulated other comprehensive income	72,842	32,870
Retained earnings	1,615,940	1,428,713
Total shareholders' equity	1,690,396	1,461,583
Total liabilities and shareholders' equity	$3,234,190	$3,129,541

NEWMARKET CORPORATION AND SUBSIDIARIES
SELECTED CONSOLIDATED CASH FLOW DATA
(In thousands, unaudited)

	Nine Months Ended September 30,
	2025	2024
Net income	$337,462	$351,674
Depreciation and amortization	90,371	84,894
Cash pension and postretirement contributions	(7,189)	(8,940)
Working capital changes	4,517	(81,866)
Deferred income tax expense (benefit)	12,198	(10,468)
Capital expenditures	(49,639)	(42,700)
Acquisition of business, net of cash acquired	0	(681,479)
Net borrowings under revolving credit facility	11,000	191,000
Principal payment on 3.78% senior note	(50,000)	0
(Payment) proceeds on term loan	(150,000)	250,000
Dividends paid	(77,739)	(71,959)
Repurchases of common stock	(77,218)	0
Debt issuance costs	0	(2,251)
All other	(18,784)	(9,531)
Increase (decrease) in cash and cash equivalents	$24,979	$(31,626)

NEWMARKET CORPORATION AND SUBSIDIARIES
NON-GAAP FINANCIAL INFORMATION
(In thousands, unaudited)

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

	Third Quarter Ended September 30,		Nine Months Ended September 30,
	2025	2024	2025	2024
Net Income	$100,269	$132,322	$337,462	$351,674
Add:
Interest and financing expenses, net	8,374	14,157	29,809	45,721
Income tax expense	35,340	36,849	109,948	98,184
Depreciation and amortization	32,716	29,379	89,217	83,572
EBITDA	$176,699	$212,707	$566,436	$579,151

Net Debt and Net Debt to EBITDA
			September 30, 2025	December 31, 2024
Long-term debt			$783,104	$971,281
Less: Cash and cash equivalents			102,455	77,476
Net Debt			$680,649	$893,805

			Rolling Four Quarters Ended
			September 30, 2025	December 31, 2024
Net Income			$448,201	$462,413
Add:
Interest and financing expenses, net			41,454	57,366
Income tax expense			133,458	121,694
Depreciation and amortization			120,895	115,250
EBITDA-Rolling Four Quarters			$744,008	$756,723

Net Debt to EBITDA			0.9	1.2